Exhibit 10.7

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Mohawk Group, Inc. (“Service Recipient”), and Quinn P. McCullough (referred to herein as “Consultant”) dated as of February 2, 2021 (the “Effective Date”).

1. Consulting Relationship. During the term of this Agreement, Consultant will provide the consulting services (the “Services”) to Service Recipient described on Exhibit A to this Agreement, unless Service Recipient chooses to not require any of the Services, until full performance of the Services pursuant to the terms hereof. Consultant shall use Consultant’s commercially reasonable efforts to provide the Services in a manner reasonably satisfactory to Service Recipient.

2. Fees. As consideration for the Services to be provided by Consultant and subject to the terms and conditions hereof, Service Recipient shall pay to Consultant the amounts specified in Exhibit B attached to this Agreement at the times and in the manner specified therein (the “Fees”).

3. Expenses. During the term of this Agreement, Service Recipient will reimburse Consultant for reasonable and necessary out-of-pocket expenses actually incurred by Consultant for travel and other reasonable expenditures directly related to the Services in accordance with Service Recipient’s expense reimbursement policies for consultants, subject to Consultant’s provision of documentation of the expenses reasonably satisfactory to Service Recipient and, in the case of a single expense or a group of related expenses that are individually or in the aggregate in excess of $2,000, advance written notice of a request for reimbursement pre-approved by Service Recipient.

4. Trade Secrets; Intellectual Property Rights.

(a) Proprietary Information. Consultant agrees during the term of this Agreement and thereafter that it will take all steps reasonably necessary to hold the Service Recipient’s and its subsidiaries’ (collectively, “Company Group”) Proprietary Information (defined below) in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Service Recipient’s express written consent on a case-by-case basis. “Proprietary Information” means all Work Product as defined in Section 4(c) below and all information disclosed by Company Group to Consultant not generally known in the industry and includes, without limitation, (i) trademarks, trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, software, artwork other works of authorship, know-how, improvements, discoveries, developments, designs, processes and manufacturing techniques (hereinafter collectively referred to as “Inventions”); and (ii) information regarding plans for investment, acquisitions, research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees of the Company Group. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Proprietary Information if (A) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (B) it has been rightfully received by Consultant from a third party without confidential limitations; (C) it has been independently developed for Consultant by personnel or agents without use of the Proprietary Information; or (D) it was known to Consultant prior to its first receipt from the Company Group (as defined in Section 7 below). For the avoidance of doubt, the duties under this Section 4(a) shall continue indefinitely unless such duties are expressly terminated by the Company Group.

(b) Third Party Information. Consultant understands that the Company Group has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Company Group personnel who need to know such information in connection with their work for the Company Group) or to use, except in connection with Consultant’s work for Service Recipient, Third Party Information unless expressly authorized in writing by an officer of Service Recipient. Furthermore, Consultant represents and warrants that this consulting engagement for Service Recipient does not and would not breach any agreements or duties to any other third party. In Consultant’s work for Service Recipient, Consultant will be expected not to violate any lawful restrictive covenants or make any unauthorized use or disclosure to Service Recipient or any other entity of any confidential information, including trade secrets, of any other party to whom Consultant may have an obligation of confidentiality.

(c) Ownership of Work Product. As used in this Agreement, the term “Work Product” means any deliverables of Consultant made to Service Recipient, and any Invention, whether or not patentable, which is solely or jointly conceived, made, or reduced to practice, by Consultant in the course of any work performed for Service Recipient. Consultant agrees that any and all Inventions conceived, made, or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of Service Recipient.

(d) Assignment of the Work Product. Consultant irrevocably assigns to Service Recipient all right, title and interest worldwide in and to Work Product and all applicable intellectual property rights related to the Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights. Consultant agrees not to challenge the validity of Service Recipient’s ownership in the Work Product, and Consultant agrees to take all reasonable steps requested by Service Recipient at Service Recipient’s expense to perfect its ownership rights in the Work Product. If Consultant has any rights to the Work Product that cannot be assigned to Service Recipient, Consultant unconditionally and irrevocably waives the enforcement of such rights.

(f) Defend Trade Secrets Act Limitations. Notwithstanding Consultant’s confidentiality obligations set forth above, Consultant understands that, pursuant to the Defend Trade Secrets Act of 2016, Consultant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Consultant understands that in the event it is determined that disclosure of trade secrets was not done in good faith pursuant to the preceding sentence, Consultant will be subject to substantial damages, including punitive damages and attorneys’ fees.

5. Term and Termination. Performance of the Services shall commence on the Closing Date (as defined in that certain Asset Purchase Agreement by and between Mohawk Group Holdings, Inc., Truweo, LLC, Healing Solutions, LLC, Jason R. Hope, and Super Transcontinental Holdings, LLC, dated as of February 2, 2021 (the “Purchase Agreement”) and continue through the first to occur of: (a) the occurrence of the Earn-Out Consideration Event (as defined in the Purchase Agreement), (b) the Earn-Out Termination Date (as defined in the Purchase Agreement), (c) Consultant’s failure (other than a good faith attempt to provide the Services) or refusal to provide Services as identified in Exhibit A, only after written notice from Service Recipient to Consultant of the Services that are not being performed and only if Consultant fails to cure or provide a good faith reason as to why the Services are unable to be performed within 10 days of receipt of such written notice (in either case the term shall not end), or (d) upon 30 days’ written notice from Consultant (provided, however, that upon receipt of such notice from Consultant, Service Recipient may accelerate the termination date). Service Recipient or Consultant may also terminate this Agreement in the event of a material breach of this Agreement subject to written notice and an opportunity to cure if curable within 10 days by the other party; provided that if Consultant terminates this Agreement due to Service Recipient’s material breach, nothing herein shall preclude Consultant’s right to payment of any Fees owed upon the occurrence of the applicable Earn-Out Consideration Event (as defined and described on Exhibit B).

6. Independent Contractor. Consultant’s relationship with Service Recipient will be that of an independent contractor and not that of an employee. Consultant shall be solely responsible for determining the method, details and means of performing the Services; provided, however, that Consultant shall not subcontract any work in a manner inconsistent with the Transition Services Agreement (as defined in the Purchase Agreement) or without the written consent of the Service Recipient. Consultant has no authority to enter into contracts that bind Service Recipient or create obligations on the part of Service Recipient without the prior written authorization of Service Recipient. Consultant acknowledges and agrees that Consultant will not be eligible for any Service Recipient employee benefits. Consultant shall have full responsibility for applicable taxes for all compensation paid to Consultant under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s form of business organization.

7. Services for Competitors. Consultant represents and warrants that during the term of the Agreement, with the exception of: (a) being employed by or providing any services to the Retained Business or Seller (each term as defined in the Purchase Agreement); or (b) as mutually agreed upon by Consultant and Service Recipient. Notwithstanding the foregoing clause (a), and during the term of this Agreement, Consultant will not provide consulting or other services for any business, including worldwide retail and online sale, that would reasonably be deemed to compete with (i) the products sold as part of the Acquired Assets or (ii) any existing product sold by Purchaser as of the Closing Date, anywhere in world. Notwithstanding the foregoing, nothing contained in this Section 7 shall prohibit Consultant from the passive ownership of less than 2% of any class of stock listed on a national securities exchange or traded in the over-the-counter market.

8. Non-Solicitation. Consultant represents and warrants that during the term of the Agreement and for a period of 12 months thereafter, Consultant will not, without Service Recipient’s express written consent, either directly or indirectly, solicit any employee, contractor, or consultant of the Company Group to terminate his, her, or its relationship with the Company Group.

9. Non-Interference. Service Recipient agrees that it shall not unreasonably interfere with Consultant’s efforts and ability to provide the Services. Unreasonable interference shall include, but is not limited to, causing delays which compel Consultant’s non-performance of the Services or impedes Consultant’s ability to deliver the Services, requiring unlawful conduct to deliver the Services, Company Group’s failure to perform under (as applicable) the Purchase Agreement or the Transition Services Agreement, and rejecting the reasonable recommendations or decisions that allow for the performance of the Services.

10. Miscellaneous. Any term of this Agreement may be amended or waived only with the written consent of the parties. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, email, overnight delivery service or confirmed facsimile, and 48 hours after being deposited in the regular mail as certified or registered mail. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws. In the event of any dispute or action arising out of this Agreement, such action shall be brought and maintained exclusively in New York, New York. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

11. Survival. Sections 4, 6, 8, 10, and 11 shall survive the termination of this Agreement.

12. Corporate Power. Consultant and Service Recipient represent and warrant that each party has all necessary power to enter into this Agreement, and that, in connection with the provision of Services, Consultant shall comply with all applicable laws.

13. Sole Agreement. This Agreement is the sole agreement between the parties with respect to the subject matter hereof and may be amended only by an instrument in writing executed by the parties hereof.

14. Questionnaires; Investor Status; Registration; Trading Restrictions.

(a) Questionnaires. As a pre-requisite to receive payment of the Fees, Consultant shall complete an Investor Questionnaire, in substantially the form attached hereto as Exhibit C, on the date on which this Agreement is executed and, upon Service Recipient’s request, prior to the date on which the shares to be issued as set forth on Exhibit B are issued to Consultant. In addition, to the extent that such shares are registered by Mohawk Group Holdings, Inc. (“Parent”), Consultant shall also complete a Selling Stockholder Questionnaire, in substantially the form of such questionnaire as is attached as an exhibit to the Purchase Agreement within five business days of the issuance of such shares.

(b) Accredited Investor Status. Notwithstanding any provisions of this Agreement (including Exhibit B) to the contrary, in the event Parent believes in its reasonable discretion that Consultant is not an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), Parent may determine in its discretion, to be exercised in good faith, to pay the Fees that would otherwise be due under this Agreement to Consultant in the form of cash only, and not in the form of Parent Common Stock (as defined in the Purchase Agreement), with the amount of cash to be paid in lieu of any such Parent Common Stock with respect thereto to be calculated based on the Parent Stock Price (as defined in the Purchase Agreement).

(c) Piggy-Back Registration. If, following the issuance of any shares of Parent Common Stock pursuant to this Agreement, Parent shall determine to prepare and file with the Securities and Exchange Commission a Registration Statement (as defined in the Purchase Agreement) relating to an offering for the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with Parent’s stock option or other employee benefit plans, then Service Recipient or Parent shall deliver to Consultant a written notice of such determination and, if within 15 days after the date of the delivery of such notice, Consultant shall so request in writing, Service Recipient will cause Parent to include in such registration statement all or any part of the shares of Parent Common Stock issued hereunder that Consultant requests to be registered.

(d) Trading Restrictions. Consultant agrees that, following the issuance of any shares of Parent Common Stock pursuant to this Agreement, for so long as it holds any of the outstanding shares of Parent Common Stock it shall not, directly or indirectly, sell, transfer or otherwise dispose of any such shares if such sale, transfer or other disposition would exceed 10% of the average daily trading volume of Parent Common Stock, as reported on Nasdaq (as defined in the Purchase Agreement), for the 10 consecutive Trading Days (as defined in the Purchase Agreement) ending on the Trading Day immediately preceding such sale, transfer or other disposition. From and after the date on which any shares of Parent Common

Stock are issued to Consultant pursuant to this Agreement, upon written notice from Service Recipient or Parent (each such notice, a “Trading Report Request”), Consultant shall be required to promptly, and in any event not later than two Business Days (as defined in the Purchase Agreement) from delivery of a Trading Report Request, provide to Service Recipient or Parent copies of trading statements for such periods specified in the applicable Trading Report Request, from Consultant’s broker, stock representative, registered representative, or other similar representative, as applicable, evidencing compliance with this Section 14(d).

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The parties have executed this Agreement on the respective dates set forth below.

MOHAWK GROUP, INC.

By:	/s/ Fabrice Hamaide
Name: Fabrice Hamaide
Title: Chief Financial Officer

Date: February 2, 2021

(Signature Page to Consulting Agreement)

The parties have executed this Agreement on the respective dates set forth below.

QUINN P. MCCULLOUGH

/s/ Quinn P. McCullough

Date: February 1, 2021

Address:	[...***... ]

[...***... ]

(Signature Page to Consulting Agreement)

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

Description of Services

Consultant to provide assistance with sourcing, evaluating and entering into supplier agreements with New Suppliers in respect of each SKU of Specified Inventory (as each capitalized term is defined in the Purchase Agreement).

Consultant to provide transition services, including but not limited to advising Service Recipient on knowledge, and sale of each SKU of Specified Inventory consistent with and as described in the Transition Services Agreement (as each capitalized term is defined in the Purchase Agreement) until such time that no Services are being provided thereunder.

Consultants Point of Contact: Christopher Porcelli

EXHIBIT B

CONSULTING FEES

Consultant shall receive the following, upon the occurrence of an Earn-Out Consideration Event (as defined in the Purchase Agreement) that occurs:

(i)	prior to the date that is nine months following the Closing Date, Service Recipient shall cause Parent to issue to Consultant 27,765 shares of Parent Common Stock (in book-entry format);

(ii)

on or after the date that is nine months following the Closing Date but before the date that is 12 months following the Closing Date, Service Recipient shall cause Parent to issue to Consultant 20,824 shares of Parent Common Stock (in book-entry format); or

(iii)

on or after the date that is 12 months following the Closing Date but before the Earn-Out Termination Date (as defined in the Purchase Agreement), Service Recipient shall cause Parent to issue to Consultant 13,882 shares of Parent Common Stock (in book-entry format);

In no event shall Consultant be issued shares of Parent Common Stock pursuant to more than one of the above clauses (i) – (iii) of this Exhibit B.

In addition to the shares of Parent Common Stock issued to Consultant pursuant to (i), (ii) or (iii) above, Consultant will also receive an additional cash payment equal to the aggregate par value of any such shares of Parent Common Stock issued to Consultant, with such cash payment then immediately remitted back to the Company Group for Consultant to purchase such shares of Parent Common Stock issued at a per share par value purchase price (meaning Consultant’s applicable IRS Form 1099 issued and filed by Service Recipient will report such additional cash amount as compensation for Consultant’s services).